MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

                      PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of El Palenque Vivero Inc, of our report dated November 1, 2006 on our audit of the financial statements of El Palenque Vivero Inc for the period from inception June 21, 2006 through September 30, 2006, and the related statements of operations, stockholders' equity and cash flows for the period then ended, and the reference to us under the caption "Experts."

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

November 21, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501